Exhibit 8.1

355 South Grand Avenue, Suite 100
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

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November 12, 2019	Düsseldorf	San Diego

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Milan

Four Corners Property Trust, Inc.

591 Redwood Highway, Suite 1150

Mill Valley, California 94941

Re:    Four Corners Property Trust, Inc.

Ladies and Gentlemen:

We have acted as special tax counsel to Four Corners Property Trust, Inc., a Maryland corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (as amended, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration (a) for issue and sale by the Company of (i) shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”); (ii) shares of one or more series of the Company’s preferred stock, $0.0001 par value per share (“Preferred Stock”), (iii) one or more series of the Company’s debt securities to be issued under an indenture to be entered into between the Company, as issuer, and a trustee (a form of which is included as Exhibit 4.2 to the Registration Statement) and one or more board resolutions, supplements thereto or officer’s certificates thereunder, (iv) depositary shares, representing an interest in Preferred Stock (“Depositary Shares”), (v) warrants to purchase shares of Common Stock, shares of Preferred Stock or Depositary Shares, and (vi) rights to purchase shares of Common Stock and (b) of shares of Common Stock to be resold from time to time by certain securityholders of the Company.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus, other than as expressly stated herein with respect to the issue of the relevant securities.

You have requested our opinion concerning (i) the statements set forth in the Base Prospectus under the caption “United States Federal Income Tax Considerations,” and (ii) certain of the federal income tax consequences to the Company of its election to be treated as a “real estate investment trust” (a “REIT”) under the Internal Revenue Code of 1986, as amended (the

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“Code”). This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Company as to factual matters through a certificate of an officer of the Company and its subsidiaries (the “Officer’s Certificate”). This opinion is also based upon the factual representations of the Company concerning its business, properties and governing documents as set forth in the Registration Statement and the Base Prospectus. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us that are qualified as to knowledge or belief, without regard to such qualification.

In our capacity as special tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations and subject to the limitations set forth in the Registration Statement, the Base Prospectus and the Officer’s Certificate, it is our opinion that:

1.    Commencing with the Company’s taxable year beginning January 1, 2016, the Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and its current and proposed method of operation, as described in the materials discussed above, will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code.

2.     The statements set forth in the Base Prospectus under the caption “United States Federal Income Tax Considerations,” insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in

November 12, 2019

the Registration Statement, the Base Prospectus or the Officer’s Certificate may affect the conclusions stated herein. The Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements. In addition, the opinion set forth above does not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the headings “United States Federal Income Tax Considerations” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP